Exhibit 99.2
Clinical Feasibility Study: The Use of Autologous Bone Marrow-
Derived Tissue Repair Cells (TRC) for Maxillary Sinus Floor
Augmentation in Edentulous Humans.
F.Hernandez Alfero1, C Marti1, L Orozco1, ML Marinoso2, L. Rodriguez3, C Torrico 3, P. Vidal4, G.
O’Brien4, M Hornberger4, RD Armstrong4, JM Hock4
1: Maxillofacial Clinic, Institut de Terapia Regenerativa Tisular (Clinica Teknon), Barcelona,
Spain
2: Hospital del Mar, Servicio de Patología, Barcelona, Spain
3: Unitat de Terapia Cellular (Centre de Transfusio I Banc de Teixits) Barcelona, Spain
4: Aastrom Biosciences, Ann Arbor, MI 48106, USA
Keywords: (dental implants); (stem cells); (bone marrow stromal cells); (osteoinduction)
Acknowledgements: this trial was supported by Institut de Terapia Regenerativa Tisular (Clinica Teknon), and Unitat de Terapia Cellular (Centre de Transfusio i Banc de Teixits) at Hospital Duran i Reynalds, Barcelona, Spain, and Aastrom Biosciences Inc, Ann Arbor, MI. We thank and acknowledge the contributions of Joan Garcia, Director, Unitat de Terapia Cellular (Centre de Transfusio I Banc de Teixits) Barcelona, Spain, for supporting TRC manufacturing, and Judy Douville, Aastrom Biosciences for manufacturing training and support. We thank our consultant, R Brunnelle, B2Stats, inc for statistical support.
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Abstract
A new bone marrow substitute — Tissue Repair Cells (“TRC”, Aastrom Biosciences, Inc.) was evaluated for safety and its ability to induce new bone in the upper jaw (maxilla) of edentulous patients requiring dental implants to replace lost teeth. Patients, who have too little bone remaining to support insertion of dental implants to replace the lost teeth, require grafts to augment the remaining bone. Standard of care is autogenous bone graft, or an acellular bone matrix substitute mixed with plasma, blood or bone marrow. The aim of this proof of concept, prospective, clinical study was to evaluate the safety and ability of TRCs, an ex vivo-cultured, autologous bone marrow-derived cell product, to induce bone to augment the height of the maxillary sinus floor and enable dental implant placement.
In the controlled 8-month study, in which subjects served as their own control, 5 maxillary edentulous females, aged 37-75 years old, received through a standard sinus-lift technique, BioOss graft on one side of the posterior maxilla, and TRC+BioOss graft on the contralateral side, to augment maxillary sinus floor bone. CT images and panoramic radiographs were taken 3 and 4 months, respectively, after grafting. Bone forming surfaces were labeled using the fluorochrome, tetracycline, prior to removal, at 4 months post-graft, of bone cores for histomorphometry, and insertion of 3-4 dental implants in each posterior maxilla, for a total of 38 implants. This report describes results at 2.4 to 6.7 months after cell therapy and 4 months after implants were inserted. Observations will continue for up to 2 years.
There were no TRC cell-therapy related adverse events. Notably, post-operative swelling and bruising were observed in 3 of 5 maxilla receiving BioOss alone, but not in maxilla receiving TRC+BioOss. All TRC treated maxilla formed new bone. CT measures showed TRC enhanced the height (p<0.01) and width (p<0.087) of the maxillary sinus floor by 3 months. Histomorphometry showed that TRC+BioOss regulated trabecular bone architecture, increased connective tissue volume (Fib V/BV); and reduced the ratio of BioOss surface area to bone surface area (BioOss S/BS). Of the total of 19 implants in each group, 14 implants in TRC+BioOss and 15 implants in BioOss were retained at 2.4 - 6.7 months post-implant placement (the latest data for this interim report). Co-morbidities associated with bone loss and poor implant prognosis, such as a prior history of periodontitis, many years of smoking, osteoporosis, and menopausal status, did not affect healing responses in this small patient sample. All safety and efficacy endpoints were successfully achieved. Our feasibility trial showed that TRC may be safely used to augment the height of maxillary sinus floor bone, and
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enable placement of dental implants in patients where such procedures might otherwise be contra-indicated.
Introduction
Bone marrow contains cells that have the potential to induce bone tissue when they are provided the biological direction to do so. Accordingly, bone marrow has been used in different ways to augment new bone growth in a variety of medical procedures such as repair of severe fractures (1-6), and void filling of large bone defects (3;7-9). Inducing new bone tissue in jawbones with minimal residual ridge or basal bone by bone grafting has become an accepted procedure to increase bone thickness enough to allow placement of dental implants to replace lost teeth (10). However, current procedures use autogenous bone from elsewhere in the jaw, or form iliac crest, and are associated with high morbidities, such as pain and loss of innervation that may persist for years.
A new bone marrow alternative, called Tissue Repair Cells (“TRCs”, Aastrom Biosciences, Inc.), was developed as a substitute for a liter or more volume of bone marrow for tissue regeneration. TRCs contain adult stem cells, early and late progenitors and mature cells of the mesenchymal, endothelial and myeloid lineages, while retaining the full spectrum of cell subsets typically found in bone marrow (11-14). Molecular analyses show TRCs express transcripts for many of the known osteogenic and endothelial growth factors, including the osteogenic bone morphogenetic growth factors, BMP2 and BMP4, and vascular endothelial growth factor-receptor. TRC are autologous cells, that is, they are produced from a small amount of native bone marrow of the same patient who will ultimately be treated with the TRC product.
TRCs are produced using a proprietary “single-pass perfusion” technology (15-21). This technology mimics the natural bone marrow cell-growth environment by controlling the microenvironment of oxygen and endogenous growth factor concentrations, while delivering needed nutrients to allow the stem, progenitor, and stromal cell populations to replicate and retain high biological functionality (15;18-21). In preclinical studies using appropriate conditions to induce cell differentiation, TRC may develop into cells of bone, cartilage, hematopoietic, immune system, vascular or adipose tissues. This technology is the subject of multiple issued patents which provide claims for the ex vivo replication of stem and progenitor cells found in human bone marrow, and their therapeutic use.
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TRCs have been previously successfully and safely used as bone marrow transplants in clinical trials of cancer patients on chemotherapy to restore hematopoiesis. The clinical bone forming capability of TRCs was suggested by the treatment of a patient with hypophosphatasia (22), who received a single intravenous infusion of TRCs, derived from a matched sibling donor bone marrow. The treatment resulted in a significant, prolonged, clinical and radiographic improvement of skeletal bone achieved within a very short time (22). The authors concluded that long-term engraftment of the bone-forming cells in Aastrom TRCs resulted in the amelioration of the child’s skeletal disease (22). More recently, Aastrom has completed a feasibility trial to evaluate the ability of TRCs to restore healing competency to severe non-union type fractures that had failed to respond to conventional standard of care treatment. Of the 6 treated cases, all were clinically healthy while 5 of 6 showed radiographic healing at 6 months post-surgery, and 6 of 6 by 12 months.
Dental implants are a highly successful solution to replace missing teeth and restore masticatory function and aesthetics (10;23;24). Success rates vary from 62-96% (25;26). The challenge to successful insertion of implants enters when patients have lost so much alveolar and basal bone that the residual ridge is poor quality bone and insufficient to allow placement of an implant. In this case, grafts are used to increase the height or width of the remaining bone (27). An accepted standard of care is autogenous bone and associated bone marrow taken from the iliac crest, mandibular symphysis (chin) (28), mandibular ramus (28), or from the surrounding area (29;30). All autogenous bone sources carry some risk of morbidity, which may persist for many years (28). To avoid this, alternative bone graft matrix materials such as bovine anorganic bone, from which the organic fraction has been removed (BioOss), ceramics or bioglass, have been used (31-37). These materials are used alone, or mixed with different autologous cells or blood products. Implant retention over time appears to be equivalent to autogenous bone in small controlled and uncontrolled clinical studies (31-35). However, significant time must elapse before materials such as ceramics, bovine hydroxyapatite or bioglass, which have been placed without addition of cells, can be resorbed and replaced in part by bone for osseous integration.
The goal of this proof of concept clinical trial was to evaluate the safety and ability of TRCs to augment bone in the maxillary sinus floor in 5 edentulous patients with minimal residual ridge. We hypothesized that TRC, which have the potential to form bone and blood vessels, when mixed with BioOss, will augment maxillary bone height more than BioOss alone, and modify the
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induced bone architecture. Each patient served as their own control. Data were based on radiographic imaging, histomorphometry and clinical observations.
Materials and Methods
Approval for a small Phase I/II study to evaluate the use TRCs in grafts to augment maxillary sinus floor to enable dental implant placement was obtained from the Ethics Committee of CM Teknon, Barcelona, Spain. In a controlled, randomized design in which subjects served as their own control, 5 maxillary edentulous patients received BioOss graft on one side of the posterior maxilla and TRC+BioOss graft on the other maxilla. Autologous bone marrow cells were processed ex vivo in the automated AastromReplicell System, and mixed with a bovine anorganic bone matrix (BioOss, Geistlich Biomaterials, Wolhusen, Switzerland). Because of severe bone loss, the unfavorable form and quality of residual maxillary basal bone, and co-morbidities that included a smoking history of more than 20 years in 4/5 patients, a history of chronic periodontitis in 5/5, osteoporosis in 1/5 subjects, advanced age in 1/5 subject, and post-menopausal status in 2/5 subjects (Table 1), all patients were considered to have poor prognosis for implant placement.
Inclusion criteria were partial or total edentulism of the maxilla. Subjects with acute sinusitis, sinus cysts or tumors, oral-antral fistulas or who had been previously irradiated in the maxilla were excluded, as were patients with cancer or psychiatric diseases, uncontrolled systemic diseases, congenital or metabolic bone diseases, chronic renal pathology or with known allergic responses to reagents or drugs proposed for the study. Pregnant women and women not using contraceptives were excluded to avoid potential side-effects of tetracycline on bones and teeth of a developing fetus.
TRC preparation
Twelve to thirteen days prior to the reconstructive surgery, bone marrow was aspirated from the posterior iliac crest, with the patient under conscious sedation and local anesthesia. Aspirates were transported to the Centre de Transfusions y Banc de Teixits de Barcelona for cell processing. Nucleated bone marrow cells from 38-64ml aliquot of the marrow aspirate, were isolated by density gradient centrifugation and approximately 275 million cells were inoculated into the AastromReplicell System (ARS) for culture in Iscove’s Modified Dulbecco’s Media, supplemented with 10% fetal bovine serum, 10% horse serum, hydrocortisone (5x10-6M), gentamicin sulfate (5 µg/ml), L-glutamine (4 mM), and vancomycin (20 µg/ml). Bone marrow-derived cells were cultured for 12 days at 37°C, using single pass perfusion conditions
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previously established to allow production of a cultured bone marrow cell product that contained multi-lineage stem and progenitor cells. To confirm there were non-detectable levels of bacterial and fungal contaminants and endotoxins, culture medium was sampled at 48 hours prior to harvest. The cells were harvested on Day 12, using trypsin and EDTA, and thoroughly and repeatedly washed to reduce media components by 4-log fold. Tests on this technology done at Aastrom Biosciences, Ann Arbor, MI showed that reagents added during culture, were below detectable limits, using a sensitive ELISA assays (R&D Systems, Minneapolis, MN and Immunex Research Corporation, Seattle, WA). Flow cytometry, cell viability, and clonogenic assays were performed to confirm composition and viability of the cell mixture. The final cell product was suspended in Normosol and 0.5 % human serum albumin, and transported in a sterile bag to the surgical suite.
Surgical Grafting Procedure
On the 12th or 13th day after cells had been inoculated into ARS, subjects were admitted to the hospital for surgery under local anesthesia plus sedation, as appropriate. A standard Caldwell-Luc surgical approach under general anesthesia was employed to access the maxillary sinus floor. The Schneiderian membrane was gently elevated to allow placement of graft directly over the sinus bone floor on each side of the posterior maxilla. A randomized sequence for graft placement meant that BioOss was placed on the left in 3 cases and on the right in 2 cases. At the time of surgery, TRCs were mixed with BioOss matrix, and excess fluid volume was removed using filtration and low-grade vacuum. Next, approximately10% by volume of autologous platelet-poor, fibrin enriched plasma was added to give a final approximate volume of 10ml graft. At the time of grafting, calcium chloride was added to gel the plasma, thus entrapping cells and matrix for ease of handling. For the control side, BioOss alone was mixed with autologous platelet-poor fibrin in an equivalent process to that used for TRC, for a final approximate volume of 8ml graft. Because there were significant differences in the baseline height (Table 2), height and width data were analyzed as change from baseline. The surgical site was closed with resorbable sutures.
Post-operative Care and Sequelae
Both sides of the face were exposed to cold at regular intervals and patients were advised to lean lightly against the head of the bed to reduce post-operative swelling. Within 6 hours of surgery, patients were allowed to eat, and were discharged within 60 to 90 minutes after the surgery. Oral hygiene instructions included Chlorhexidine mouth rinse after brushing 3 times a day for 2 weeks, to reduce risk of intra-oral infection. Upon discharge, subjects were prescribed
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oral antibiotics, Amoxicillin 500mg with Clavulanic Acid 125mg, every 8h for 6 days, an oral anti-inflammatory drug, Diclofenac, 50mg every 8h for 5 days, pain reliever drug, magnesium metamizol, 3mg every 8h as needed, and an oral cytoprotective agent, Ranitidine, at 300mg every 24h for 6 days.
Radiographic imaging of posterior maxillae by Panorex and CT were done prior to surgery at the time of patient recruitment, and at 3 and 4 months, respectively, after surgery to evaluate the extent of reconstruction at grafted sites.
Implant placement occurred at 4 months after surgery. From 1 week prior to placement until the end of the study, all subjects were prescribed once daily 12% Chlorhexidine mouth rinses to reduce the risk of intra-oral infections. To prepare for endosseous implants under local anesthetic, a bone core sample was removed using a drill, 2mm thick and 12mm long. Bone cores were coded for identification to ensure double-blinding by the reader and the company, and processed for conventional histomorphometry (38). The drilled core was enlarged with increasing diameter drills at 1500 rpm, under saline irrigation. The implants was placed (implants in BioOss mean length: 15 ± SD 2mm, width 4 ± SD 1mm vs implants in TRC+BioOss mean length 15 ± SD 3mm, and width 4 ± SD 1mm). Testing with Ostell Frequency Resonance Analysis (FRA) immediately after implant placement showed equivalent stability (Ostell FRA for control BioOss: 75 ± SD5 vs TRC+BioOss: 74 ± SD6). The stabilizing screw was placed, and the site closed with resorbable sutures.
Bone Histomorphometry
At 10 weeks after graft surgery, and 6 weeks prior to implant placement, subjects were given 1 tablet of tetracycline hydrochloride, 200mg, 3 times a day for 2 consecutive days, and then 2 weeks later, a second series of 1 tablet of tetracycline, 3 times a day for 2 consecutive days, to label actively mineralizing bone surfaces. Bone cores were fixed, processed for calcified tissue sectioning, and static and dynamic histomorphometry, using conventional techniques and nomenclature established by the American Bone and Mineral Society in 1984 (38). Because the sections showed relatively low percent volume of BioOss, the measurements represent the bone response adjacent to the grafted sites. Attempts to obtain cores directly from the grafted site were technically difficult because of resistance in that region to drilling.
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Planned Outcomes To Be Evaluated
Primary outcomes, in at least 4 of 5 cases treated with TRC+BioOss compared to BioOss alone, were the expectation of an increase in height between baseline to 4 months after surgery; equivalent or increased final height; sufficient bone to place an implant and good bone quality, as judged by histomorphometry. Secondary anticipated outcomes were equivalent or reduced post-operative swelling and infection within the first post-operative week, equivalent or increased bone volume and implants in function in 4 of 5 TRC+BioOss maxilla compared to controls. The final outcome to test the long term differences in mobility of implants at 4 months after placement is still to be evaluated.
Statistical Analyses
No adjustments were made for missing data, multiplicity or for covariates. Data from all randomized subjects were included in the full analyses set to determine treatment results. Because only 5 subjects were evaluated, data are shown as listings of measurements by treatment. BioOss was compared to TRC+BioOss by a paired 2-tailed t-test. Data from CT and histomorphometry were averaged within each patient, and then within-patient differences were analyzed. Because there were significant differences in baseline height between the maxilla pairs, data for height and width of graft area was normalized as change from baseline, and then compared. In the histomorphometry data set, data were analyzed including and excluding cores that showed no BioOss. Because the proximity of these BioOss-negative tissue sections to the graft site is unknown, we excluded them in the data analyses reported here.
Given the small sample size for this Phase 1 trial, a significance level of p<0.1 was used to indicate potential statistical significant differences. It should be noted that some measures achieved conventional statistical significance at p<0.05. Adverse events, concomitant medications and other safety measures are described in the text. The retention of implants for BioOss vs TRC+BioOss was plotted as a Kaplan-Meier survival chart using each implant of the 38 implants placed, as the unit of measurement. The circles on the plot represent implants from each of 5 patients, and their 2.4-6.7 months follow up data (Fig 7).
Results
All primary and secondary anticipated outcomes were met in 5 of 5 cases, exceeding the target 4 of 5 cases. In addition, data from histomorphometry suggested healing may differ when cells are mixed with BioOss, in a way that improves bone quality. The reader is cautioned that
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although the benefits of cell therapy are anticipated to occur in the immediate post-operative period of up to 4 months, the longer-term success of overall therapy in retaining functional implants remains to be evaluated. This report represents an interim report of events that encompass up to 6.7 months after grafting, and 4 months after implants were placed.
All cases were Caucasian females, with a mean age of 51.3 years (Table 1). At the time of this interim report, subjects had been enrolled from 6.8-11.1 months; time since implant surgery ranged from 2.4 to 6.7 months (Table 1). Although 4 of 5 subjects had smoking histories of more than 20 years, all claimed to stop smoking prior to entering the study. Subjects 1, 2 and 3 were edentulous; subject 4 was edentulous in the posterior maxilla and subject 5 was edentulous in the maxilla and dentate in the mandible. Subjects 1 and 3 had lower mandibular implants placed 1 and 5 years earlier, respectively. Tooth loss was attributed to chronic periodontitis and caries. Dentate patients exhibited periodontal disease around remaining teeth. All cases exhibited extensive loss of basal bone, unfavorable convex or flat residual ridges (Cawood and Howell Classification III-VI)(39), and poor bone quality manifest as loss or replacement of cortical bone with low density trabecular bone (Lekholm and Zarb Classification 2-4) (40) (for example, see Figure 1). Subject 2 reported with a subcondylar fracture of one temporomandibular joint. Subject 3 had arthritis of the spine, a history of ulcer and hypercholesterolemia, while subject 5 has a history of polyps on her vocal cords and a hiatus hernia. None of these conditions appeared to affect clinical outcomes.
Despite additional co-morbid histories of smoking (subjects 2, 3, 4 and 5), osteoporosis (subject 1), post-menopausal status (subjects 1 and 3), small volume bone aspirates of 38 — 64ml were successfully obtained from the posterior ilium, yielding 236 x 10^6 to 301 x 10^6 mononucleated cells to be inoculated into the AastromReplicell System for enrichment culturing (Table 1).
There were no cell therapy—related adverse events. Subjects 3, 4 and 5 exhibited post-surgical swelling and bruising of the skin and oral mucosa on the control side but not on the TRC+BioOss side (Table 3). In adverse events, not related to cell therapy, subject 3 suffered infection and pain on each side after implants were placed, and was successfully treated with antibiotics. However, the infection resulted in the loss of one implant on the BioOss side and 2 implants on the TRC+BioOss side (Table 3, Figure 7). Such sequelae are anticipated adverse events that can occur after maxillary sinus floor augmentation surgery. Since dental implant placement, patients have maintained good peri-implant health (no bleeding on probing) and oral hygiene.
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The bone dimensions measured by CT were increased at 3 months after surgery in TRC+BioOss compared to BioOss alone (Table 2, Figures 2, 3). The gain in height, expressed as change in height between 0 and 3 months post-surgery of maxillary sinus floor bone was greater in TRC+BioOss (mean change in height 11.8 ± SD 4.9mm vs BioOss alone (control) 10.6 ± SD 6.7mm, p<0.012 (Table 2). Because there was no significant difference between baseline values for width, we compared post-surgical bone width in pairwise comparisons for each subject. Mean post-surgical width for TRC+BioOss was 7.0 ± SD 3.3mm vs BioOss alone (control) 6.0 ± SD 1.0mm, p<0.087 (Table 2).
Histomorphometry showed incorporation of tetracycline label in bone graft regions on both sides, consistent with normal mineralization of bone, and good quality lamellar bone. There was evidence of active bone formation, as eroded surfaces covered with mononucleated cells or osteoblasts could be seen in stained sections, and for active bone resorption as osteoclasts were occasionally observed on eroded surfaces (Figure 4). There was no difference between groups in the fractional volume of BioOss (BioOss V/BV), which was small (Table 4), suggesting that cores were taken in close proximity to, but not through graft regions. Fractional surface area of BioOss, as a ratio to total bone surface area (BioOss S/BS), was decreased in TRC+BioOss, (Table 4, Figure 5). Static measures showed increased fraction of connective tissue volume/total volume (Fib V/BV) p<0.06, increased trabecular number (Tr.N) p<0.07, and decreased trabecular thickness (Tr.Th) p<0.08, in TRC+BioOss, compared to BioOss alone (Table 4, Figures 5, 6). These changes in trabecular architecture suggest TRC may regulate bone homeostasis in the vicinity of the graft. Interestingly, histomorphometry revealed good responders and no-responders to cell therapy (Table 4, Figures 5, 6). Differences in dynamic measures of bone formation and resorption were not significant, but when individual contrasts were plotted, individual differences in 1-3 TRC-treated cases could be observed (Table 4).
In all, 19 test (TRC+BioOss) and 19 control implants were placed at 4 months after grafting and cell therapy. On the side with TRC and BioOss, 14 implants were retained at 2.4 — 6.7 months (Figure 7), the time for this interim report. On the side with BioOss alone, 15 implants were retained at 2.4 — 6.7 months (Figure 7). There was no significant difference between groups on the timing at which implants were lost, or with the mobility that preceded that loss.
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Discussion
This reports the first use of ex vivo, expanded bone marrow-derived cells (Tissue Repair Cells or “TRC”; Aastrom Biosciences Inc.) that have been enriched for stem and progenitor cells by single pass perfusion in the automated, process-controlled AastromReplicell System for 12 days, in bone augmentation of the edentulous posterior maxilla. TRC were characterized by flow cytometry for surface protein markers, and for their competency in CFU-f generation, to confirm the presence of stromal, stem and progenitor cells in the cell mix. We have reported that these cells synthesize cytokines required for tissue remodeling (18;21;41). Previously, these cells have been used systemically in cancer patients requiring bone marrow reconstitution (42;43) and in a select number of patients with nonunion fractures to promote bone healing (http://www.aastrom.com/recentpublications.asp). In the present small feasibility Phase 1 controlled trial, all of the desired outcomes to match or exceed effects of BioOss alone, by adding TRC to BioOss were met in 5/5 subjects, thus exceeding the original goal of achieving these outcomes in 4/5 subjects. The addition of TRC to BioOss matrix increased the dimensions of posterior maxillary bone, and regulated trabecular architecture of bone more than BioOss alone.
Cell therapy outcomes are likely to be most effective in the days and weeks immediately following therapy. In the present study, radiographic imaging was done at 3 months after cell therapy, and histomorphometry at 4 months after cell therapy. These are likely times when the direct benefit of adding cells to matrix can be assessed. BioOss is highly resistant to osteoclastic resorption and may persist at surgical sites for a decade or more. Although the fractional volume of BioOss was equivalent between groups, there was desired less BioOss surface area when TRC were combined with the matrix, and more connective tissue. In addition, in bone that had been judged to be poor quality prior to grafting, TRC appeared to induced changes in trabecular architecture associated with bone remodeling as trabecular thickness and number were modified (44). The data showing that there are good responders and non-responders to cell therapy will be critical to developing the appropriate indications for effective cell therapy.
There have been no cell-therapy adverse events associated with either previous studies or with the current study. One patient suffered infection after each side had received the dental implants; this resolved with antibiotics, and was judged to be an anticipated side effect of implant placement, especially in a post-menopausal women with a history of tooth loss due to
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periodontitis and a long history of smoking, each one of which represents a risk of failure. In general, this set of cases represented women at high risk for peri-implant bone loss and implant failure, given their co-morbidities (24;29;45-50). In addition to demonstrating safety of TRC therapy in a small number of patients, we have also shown implants may be safely inserted earlier than the standard of care 6 months after grafts are placed, without causing undue mobility or significant premature implant loss.
In summary, the Aastrom Tissue Repair Cells, an autologous derived bone marrow stem cell product, were safely used to provide cellular content to BioOss matrix in procedures to successfully augment the dimensions of maxillary sinus floor bone in a controlled study of 5 edentulous women with severe maxillary bone loss. TRC also improved bone quality by regulating the trabecular architecture, increasing the connective tissue content of bone and reducing the surface area of BioOss. The study will continue for its final data check at 8 months after cell therapy (4 months after dental implants were placed), and patients will be followed for up to 2 years for safety observations only. A larger controlled study is needed to confirm and extend these interesting early findings.
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Table 1. Baseline patient demographics

	Case 1	Case 2	Case 3	Case 4	Case 5

Gender	Female	Female	Female	Female	Female
Age	74.5	37.0	58.0	45.8	41.1
Estrogen status	Post-menopausal	Active birth control	Post-menopausal	Active birth control	Active birth control
Race	Caucasian	Caucasian	Caucasian	Caucasian	Caucasian
Smoking status	Non-smoker	Smoker 20 years	Smoker 25 years; quit 1987	Smoker 30 years	Smoker 20 years
Dentate and Bone status
Anterior maxilla[1]	C VI	C V	C III	C I	C III
Anterior maxilla: bone quality[2]	4	2	2	3	4
Posterior maxilla[1]	D VI	D V	DIII	D III (R) D V (L)	D VI
Posterior maxilla: bone quality[2]	4	2	2	4	4

Iliac marrow aspirate
Volume (ml)	37.7	61	61	49	64
No. Cells inoculated into ARS	251 x 10^6	236 x 10^6	299 x 10^6	250 x 10^6	301 x 10^6
No. Tissue Repair Cells/patient	197 x 10^6	70 x 10^6	114 x 10^6	117 x 10^6	120 x 10^6
Viability	90%	96%	95%	97%	90%

Patient disposition
Duration since initial evaluation	11.1	7.4	6.8	7.9	8.3
(months)
Duration since implant placed	6.7	2.6	2.4	3.7	4.2
(months)

[1]	Cawood and Howell classification[39]

[2]	Lekholm and Zarb classification[40]
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Table 2. To show maxillary bone height and width at baseline and 4 months after augmentation grafts (TRC+BioOss = TRC; BioOss alone = control) were placed in each case.

	Case 1		Case 2		Case 3		Case 4		Case 5
	TRC	Control	TRC	Control	TRC	Control	TRC	Control	TRC	Control

Baseline	6.8	7.4	8.4	10.2	8.4	13.2	3.7	5.7	6.6	8.2
bone height

Bone height	23.8	22.2	20.2	20.8	19.6	20.2	21.0	21.3	16.8	16.4
at 4 months

Change in	17.0	14.8	11.8	10.6	11.2	7.0	17.3	15.7	10.2	8.2
bone height

Baseline	2.2	3.0	6.6	5.2	7.4	8.2	6.7	9.0	8.2	7.6
bone width

Bone width	4.8	5.2	7.0	6.0	6.4	5.6	10.0	7.3	8.2	6.6
at 4 months

Change in	2.6	2.2	0.4	0.8	-1.0	-2.6	3.3	-1.7	0.0	-1.0
bone width

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Table 3. Summary Of Adverse Events: Post-operative Sequelae After Graft Placed On Maxillary Sinus Floor, And After Dental Implants Placed.

	Case 1	Case 2	Case 3	Case 4	Case 5
After graft placed
Post-op swelling and bruising			BioOss	BioOss	BioOss
After implant placed
Post-op swelling and			BioOss
bruising			TRC
Infection (anticipated			BioOss
adverse event unrelated			TRC
to cell therapy)
No. implants lost	BioOss 1/4	BioOss 0/4	BioOss: 1/4	BioOss 1/3	BioOss 1/4
	TRC 1/4	TRC 0/4	TRC: 2/4	TRC 1/3	TRC 1/4
Note: each case served as her own control, with BioOss alone (control) placed on one posterior maxillary sinus floor, and TRC + BioOss placed on the contralateral maxillary sinus floor.
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Table 4. Histomorphometry Of Bone Formation And Resorption At Graft Sites, 4 Months After Cell Therapy.

			Formation Measures					Resorption Measures
		BV/TV	OS/BS	ObS/BS	MAR	MS/BS	BFR/BS	ES/BS	OcS/BS	N.Oc/B.Pm	BioOss	V/TV
		%	%	%	μm/d	%	mm/y	%	%	No/mm2%
1	C	20.2	18.2	7.23	1.08	7.0	0.04	17.4	1.74	0.36	1.6
2	C	37.9	6.3	1.15	0.51	3.6	0.01	1.14	0.20	0.40	1.6
3	C	25.1	6.3	1.29	0.53	6.0	0.01	4.93	0.47	0.06	1.8
4	C	33.4	10.1	1.58	0.69	2.4	0.01	4.66	0.60	0.12	6.5
5	C	36.1	4.4	0.54	0.72	1.8	0.01	3.67	0.37	0.07	10.5

Mean	C	30.5	9.1	2.36	0.71	4.14	0.01	6.35	0.68	0.13	4.4
SD		7.6	5.5	2.75	0.23	2.25	0.01	6.34	0.61	0.13	4.0

1	E	29.5	13.5	6.27	1.22	4.2	0.02	5.70	0.85	0.23	10.2
2	E	27.6	3.3	1.78	0.47	25.3	0.05	3.11	0.58	0.08	2.3
3	E	19.8	14.0	3.62	0.52	4.8	0.01	3.86	0.24	0.03	1.3
4	E	57.8	7.4	1.09	2.10	4.9	0.02	4.49	0.34	0.05	7.6
5	E	23.4	9.7	0.48	1.32	4.6	0.02	2.10	0.20	0.05	5.8

Mean	E	31.6	9.6	2.65	1.13	8.8	0.02	3.85	0.44	0.09	5.5
SD		15.1	4.4	2.34	0.67	9.2	0.02	1.36	0.27	0.08	3.7

p*		ns	ns	ns	ns	ns	ns	ns	ns	ns	ns

C: control, BioOss only; E: experimental, TRC + BioOss + platelet-poor plasma
* Statistical difference, p, was evaluated by parametric Student’s t-test and non-parametric signed rank test as analyses of differences between control and experimental side for each patient. Measures with significant differences are shown in Figures
Nomenclature: BV/TV: percent bone volume of total volume; OS/BS: osteoid surface/bone surface; ObS/BS: percent bone surface covered by osteoblasts; MAR: mineralization apposition rate; MS/BS: percent mineralizing surface of total bone surface; BFR/BS: bone formation rate as fraction of total bone surface; ES/BS: percent eroded bone surface; OcS/BS: percent of bone surface covered by osteoclasts; N.Oc/B.Pm: number of osteoclasts per unit bone perimeter; BioOssV/TV: percent volume of BioOss in total volume sampled
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A. B. C. R. L. R. L.20 30
Figure 1. Example of cases to show severe bone loss and graft placement in posterior maxilla. Subject 1. A: Panorex radiograph to show minimal remaining basal maxillary bone, and dental implants in anterior mandible. B: and C: Different planes of “section” through CT radiographic image to show TRC+BioOss on right and BioOss (control) on left maxilla sinus floor.
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Connective tissue around BioOss BioOss particle osteoclast Osteoid and active bone formation Mineralized bone Eroded surfaces with mononucleated cells
Figure 2. Stained histological section of bone graft to show BioOss and extensive new bone formation and bone turnover in vicinity of graft. Goldner Trichrome stain. Original magnification: 200x
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Mean Change in Height ,mm, of Graft Region, 0-4 months TRC P<0.01 Control Mean Change in Width,mm, of Graft Region, 0-4 months TRC Control dent — 01 dent — 02 dent — 03 dent — 04
Figure 3. Data shown as difference in height and width of CT images of maxillary graft between 0 and 4 months measures for TRC+BioOss (TRC) and BioOss alone (control) for each case. Note that in all 5 cases, the change in height is increased on TRC+BioOss side, while in 3 of 5 cases, there is also increased change in width for TRC+BioOss.
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Fractional Fractional Connective BioOss Surface Tissue Volume Area P<0.06 P<0.08 TRC Control TRC Control dent — 01 dent — 02 dent — 03 dent — 04
Figure 4. Static histomorphometry data to show fractional volume of connective tissue (Fib V/BV) and ratio of BioOss surface area to total bone surface area (BioOss S/BS) for each of the 5 cases. TRC+BioOss (TRC) is compared to BioOss (control) in each case. Note that 3/5 TRC grafts showed increased connective tissue volume, while 2/5 were equivalent to BioOss control. BioOss surface area decreased in 4/5 TRC grafts, and increased in 1/5 compared to BioOss control. We speculate the increase in connective tissue in TRC graft may be due matrix formed by TRC.
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Trabecular Trabecular Trabecular Thickness Number Space P<0.08 P<0.07 trc control dent — 01 dent — 02 dent — 03 dent — 04 dent — 05
Figure 5. Comparison of static histomorphometry of trabecular architecture in each case, showing each side as TRC+BioOss (TRC) or BioOss alone (control). Note that trabecular thickness decreases in 4/5 cases, and trabecular number increases in 4/5 cases in TRC graft. The 5th case showed no change in trabecular thickness, and a small decrease in trabecular number, suggesting a low responder. Trabecular space decreased in 3/5 cases, increased in 1/5 case and remained equivalent to control in 1/5 case. This measure has high variability of measurement. These type of changes suggest more remodeling of trabecular architecture adjacent to TRC grafts
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1.00 Case 4 Case 3 Case 2 0.75 Case 5 0.50 Case 1 0.25 Survival Distribution Function 0 .00 0 25 50 75 100 125 150 175 200 225 Days to Failure STRATA: Site=Control Censored Site=Control Site=TRC Censored Site=TRC
Figure 6. Kaplan-Meier plot of dental implant retention at 2.4 to 6.7 months after dental implants placed, showing no statistically significant difference in failure rate between groups. Day 0 is day of implant surgery; each circle represents superimposed retained (“censored”) implants for each of 5 patients. The period of observation ranges from 2.4-6.7 months. A total of 19 implants were placed into the left and right maxilla of 5 cases. In TRC+BioOss (black), 5 of 19 failed and 14 (74%) remain censored (no failure to date). In BioOss alone (control), 4 of 19 implants failed and 15 (79%) remain censored. Subject 2 retained all 4 implants on each side.
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